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                                                                    EXHIBIT 99.1


NEWS RELEASE

                            ADAPTEC ACQUIRES SYMBIOS

MILPITAS, Calif. -- February 19, 1998 -- Adaptec, Inc. announced today that it has signed an agreement to acquire Symbios, Inc. in a cash transaction valued at $775 million, including assumed liabilities. Symbios, a privately held company based in Ft. Collins, Colorado., is a wholly owned subsidiary of Hyundai Electronics America. Symbios' 1997 revenues were approximately $620 million, and the company employs about 2500 people worldwide. Completion of the transaction is subject to regulatory approval under the Hart-Scott-Rodino Act.

Adaptec Chairman, CEO and President Grant Saviers said "We believe this move will benefit our markets, our customers and the employees of both Adaptec and Symbios. These two companies have been focused on the goal of better information movement inside computers and between computers, peripherals and networks. We believe this combination will allow us to bring new customers and relationships into the fold. We are delighted with this acquisition and believe it will enhance our opportunity for long-term growth."

Dr. C.S. Park, CEO and President of Hyundai Electronics America, said: "We are excited that a company of Adaptec's experience and market ability has embraced this excellent organization. We expect Symbios to continue on the great growth path that it has established as a part of Hyundai and as it becomes an integral component of a new and larger Adaptec."

Assuming the necessary regulatory clearances are obtained, Adaptec will complete the transaction by purchasing all of the outstanding stock of Symbios for cash, using a portion of Adaptec's cash reserves and some borrowings.

This acquisition will be accounted for under the purchase accounting method. Adaptec will evaluate the allocation of the purchase price to assets acquired, which include in-process technology that will be written off, and goodwill which will be amortized over the benefit period.

About Adaptec

Adaptec provides bandwidth management technologies for organizations building the global information infrastructure. Its high performance I/O, connectivity, and network products are incorporated into the systems and products of major computer and peripheral manufacturers. Founded in 1981 and headquartered in Milpitas, Calif., Adaptec (NASDAQ: ADPT) employs 3500 people worldwide in design, manufacturing, sales, service and distribution. Adaptec's home page is http://www.adaptec.com.